Exhibit 99.2

Philip Morris International Inc.
2012 Fourth-Quarter and Full-Year Results Conference Call
February 7, 2013

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a press release containing detailed information on our 2012 fourth-quarter and full-year results. You may access the release on our web site at www.pmi.com.

(SLIDE 2.)

During our call today, we will be talking about results for the fourth-quarter and full-year 2012 and comparing them to the same periods in 2011, unless otherwise stated. References to volumes are to PMI shipments. Industry volume and market shares are the latest data available from a number of internal and external sources. Organic volume refers to volume excluding acquisitions. Net revenues exclude excise taxes. Operating Companies Income, or “OCI”, is defined as operating income before general corporate expenses and the amortization of intangibles.

You will find data tables showing adjustments to net revenues and OCI, for currency, acquisitions, asset impairment, exit and other costs, free cash flow calculations, and adjustments to earnings per share, or “EPS”, as well as reconciliations to U.S. GAAP measures, at the end of today’s webcast slides, which are also posted on our web site.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results. I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and press release for a review of the various factors that could cause actual results to differ materially from projections or forward-looking statements.

It’s now my pleasure to introduce Louis Camilleri, our Chairman and Chief Executive Officer, and Jacek Olczak, our Chief Financial Officer, who will join Louis for the question and answer period.

Louis.

LOUIS CAMILLERI

(SLIDE 4.)

Thank you Nick, and welcome ladies and gentlemen.

As expected, we finished 2012 on a very strong note with fourth-quarter organic cigarette volume growth of 2.9%, net revenues and adjusted OCI, both excluding currency and acquisitions, increasing by 6.4% and 12.3%, respectively, and adjusted diluted EPS growing by 16.4%, excluding currency.

Our strong volume performance was partially flattered by some favorable inventory movements, which we estimate added some 60 basis points to our 2.9% growth rate.

(SLIDE 5.)

Cigarette volume for the full-year 2012 reached 927.0 billion units, an increase of 1.3% on an organic basis. This solid performance reflects the breadth of our geographic coverage, our excellent balance between emerging and developed markets and our superior brand portfolio.

The key volume drivers were the EEMA and Asia Regions, where we realized organic volume growth of 4.6% and 4.2%, respectively, which more than offset a 13.5 billion unit, or 6.4%, volume erosion in the EU Region, reflecting a decline in cigarette industry volume due to continued economic woes particularly in Southern European markets.

(SLIDE 6.)

In 2012, we achieved strong market share performances across all four Regions, with gains of close to one share point in the Asia, EEMA and Latin America & Canada Regions, and an essentially unchanged share in the EU Region, despite significant competitor trade loading in Germany at the end of the year. As a result, our global market share, excluding China and the USA, increased by 0.5 points to a record 28.8% in 2012. Our global volume and share performance should be solid in 2013 and we anticipate organic volume growth of up to 1%, excluding the Philippines.

(SLIDE 7.)

Continued strong pricing across all four Regions was the key driver of our revenue and OCI growth, generating a favorable variance of $1.8 billion in 2012. We incurred a slightly unfavorable volume/mix variance with a positive volume, stable brand mix, and an unfavorable geographic mix. Indeed, absent the Japan hurdle, our volume/mix variance would have been positive, which we view as a significant achievement. In addition, we increased our investments in the business, notably in Germany, Indonesia and Russia, focusing in particular on our key brands, in-market field forces and infrastructure.

(SLIDE 8.)

In 2012, net revenues grew by 5.6%, excluding currency and acquisitions. On the same basis, adjusted OCI increased by over $1.1 billion, or 8.1%. These growth rates were at the high end of our mid to long-term currency-neutral annual growth targets of 4 to 6% and 6 to 8%, respectively.

(SLIDE 9.)

Our strong business results and our substantial share repurchase programs enabled us to increase our adjusted diluted EPS to a level of $5.22 in 2012, representing a growth rate of 11.7%, excluding an unfavorable currency impact of 23 cents per share.

(SLIDE 10.)

We enter 2013 with strong business fundamentals and excellent trends, and we are optimistic on the prospects for our business. With the recent exception of the Japanese Yen, exchange rates have generally stabilized compared to 2012 and we are forecasting a currency headwind of approximately 6 cents per share in 2013 at prevailing rates. We must recognize, however, that currency rates remain volatile.

Our reported diluted EPS guidance, at prevailing exchange rates, is in a range of $5.68 to $5.78, versus $5.17 in 2012. This corresponds to a growth rate, excluding currency, of 10% to 12%, compared to our adjusted diluted EPS of $5.22 in 2012.

Thus we again expect to meet our mid to long-term currency-neutral annual EPS growth target in 2013. This would be the sixth consecutive year of achieving this target.

(SLIDE 11.)

This guidance factors in the expected impact of the disruptively large excise tax increase that took place at the beginning of this year in the Philippines. The new law increased the excise tax on premium Marlboro and low-price Fortune from 12 to 25 Pesos and from 2.72 to 12 Pesos per pack, respectively. In response, we have increased the recommended retail price per pack of Marlboro box from 32 to 51 Pesos and that of Fortune from 15 to 25.5 Pesos.

It will take several months before we can accurately gauge the actual impact of such pricing on total industry volume and on potential consumer down-trading. The volume impact, however, is expected to be considerable, in a range of 20%

to 25%. We nevertheless anticipate that the impact on our OCI will be marginal given our pricing actions.

(SLIDE 12.)

I would like to also say a few words about one of the key regulatory challenges that we are facing: the European Union’s proposed new Tobacco Products Directive, or “TPD”.

Let me emphasize that, at this stage, it is a proposal, the content of which still has to be approved by both the European Council of Ministers and the European Parliament. During this review process, it may be amended and the final outcome remains uncertain. Once a consensus is reached by both the Council and the Parliament, the TPD has to be transposed into local laws by each Member State. The European Commission has indicated it expects that it will take through 2014 to reach such an agreement and that full implementation will only occur in 2015 or 2016.

The proposed TPD does not mandate plain packaging, but it does contain a number of proposals that we believe have no credible scientific basis and would be counter-productive. These relate both to products and their packaging. It calls notably for a ban on menthol and slimmer cigarettes, and the introduction of 75% graphic health warnings. Menthol and slimmer cigarettes accounted for approximately 10% of EU cigarette industry volume in 2012, though, in markets such as Poland they accounted for around one third. We believe that such measures would inevitably lead to both an increase in illicit trade and a reduction in government revenues with no benefit to public health.

Rest assured that we will do everything in our power to ensure that reason prevails and that the obvious unintended consequences of the current draft do not materialize.

(SLIDE 13.)

As mentioned earlier, we expect to achieve organic cigarette volume growth, excluding the Philippines, in 2013. Strong volume growth in the EEMA Region and other Asian markets is forecast to more than offset continued volume declines in the EU Region, where no significant overall improvement is foreseen until the current high levels of unemployment are meaningfully reduced.

Our key premium brands, Marlboro and Parliament, are performing strongly: their volume and share are expanding across a wide range of geographies. Our overall brand portfolio is in excellent shape, with a strong complementary presence in profitable mid and low-price segments.

The global excise tax environment remains reasonable – with the exception of the Philippines – and the pricing environment continues to be favorable. Pricing will again be the key growth driver. Some 75% of our anticipated pricing variance in 2013 upon which our guidance is predicated has already been implemented or announced. The Asia, EEMA and Latin America & Canada Regions are forecast to generate strong OCI growth again this year, while we expect to be able to maintain our current high level of profitability in the EU Region, excluding currency.

(SLIDE 14.)

Our brands are performing very well, with eight of our top ten brands increasing volume in 2012, excluding the Japan hurdle.

(SLIDE 15.)

Arguably our greatest achievement in 2012 was the continued growth of Marlboro. With its architecture firmly in place, complemented by the new campaign and the continued roll-out of an array of consumer-relevant line extensions across the Flavor, Gold and Fresh lines, Marlboro continued to expand its share on a global basis to reach 9.3%, excluding China and the USA. For the first time since the 2008 spin, Marlboro grew share in all four Regions, underscoring its enhanced brand equity, continued relevance and renewed vitality.

(SLIDE 16.)

Above premium-priced Parliament achieved double-digit volume growth last year to reach a total of 43.4 billion units. This excellent result was driven by its superb performance in Turkey, in Russia and across Eastern Europe, as well as in the Middle East.

Parliament has a refined luxury image and has benefited from packaging upgrades and the launch of the industry’s first-ever recessed filter capsule product in Korea.

(SLIDE 17.)

We are also very pleased with the renewed strength of L&M. In 2012, volume grew by 4.0% to 93.7 billion units. This growth was driven by increased availability in Egypt, the long-awaited turn-around in Russia, a strong performance across the Balkans, share gains in Thailand and higher volume in Turkey.

In the EU Region, L&M continued to grow share in its five most important markets, namely Slovakia, Poland, Belgium, Germany and the Netherlands. However, this was offset by a share decline in markets in the southern part of Europe, largely compensated by share gains on Chesterfield. On a Regional basis, L&M’s share was stable at 6.6% last year.

(SLIDE 18.)

Our leading position and our strong share growth momentum in Indonesia give us a unique position in the global tobacco industry.

Based on an expanded Nielsen coverage, we have updated our market data on Indonesia. In 2012, we estimate that total cigarette industry volume increased by 8.2% to 303 billion units, driven by favorable demographics and a strong economy. We expect continued strong industry volume growth in a range of 5 to 6% going forward.

Our volume surged by 17.5% last year and we expanded our market share from 32.8% to 35.6%, a gain of 2.8 share points. Our strong premium-skewed portfolio, led by Sampoerna A, and our superior national distribution was reinforced by favorable retail price points.

(SLIDE 19.)

I would also like to highlight our strong performance in two EEMA markets.

Our volume in Russia increased by 3.8% last year, while total industry volume declined an estimated 1.3% over the same period, driven by higher prices. In 2012, we gained 0.5 share points thanks to the strength of our broadly-based portfolio and investments in marketing and sales. The key drivers of our market share growth were above premium Parliament, mid-price L&M and low-price Bond Street and Next. Importantly, we improved our position in the growing slimmer diameter segment.

Last Autumn, the Russian Parliament approved excise tax increases for 2013 in line with its previously published plan. Subsequently, we registered new retail prices in December 2012 with increases of 6 to 7 Rubles per pack across our portfolio.

(SLIDE 20.)

In Turkey, total cigarette industry volume grew by 8.8% last year to 99 billion units, driven by a reduction in illicit trade, trade loading in the fourth quarter of 2012 ahead of a foreseen excise tax and price increase, a weak fourth quarter 2011, growth in the adult population and a strong economic environment.

Our volume increased by 12.7% last year and we expanded our market share by a further 0.9 points to 45.7%. At the same time, we improved our mix behind the growth of premium Parliament and mid-price Muratti.

In January, we increased our retail prices by 1 Turkish Lira per pack in response to the excise tax increase that was announced by the Government. The new excise tax regime now includes a specific element.

(SLIDE 21.)

In contrast, the business environment in the southern part of Europe remains very challenging, as illustrated by Italy, where unemployment reached 11.1% in November 2012, 1.7 points above the prior year level.

In 2012, Italy’s cigarette industry volume declined by 7.9% as adult smokers, impacted by a reduction in purchasing power, switched to lower-taxed fine cut products and to illicit trade, which grew by some 40% and 80%, respectively. However, during the year, the Government reduced the tax differential between fine cut and cigarettes. Consequently the growth of the fine cut category slowed to less than 2% in the fourth quarter when cigarette volume declined by a more moderate 4%.

Despite this challenging environment, our brands performed strongly in Italy last year. Marlboro grew its cigarette market share by 0.6 points to 23.1%. The growth accelerated in the fourth quarter, when its share increased 1.3 points to 23.5%. We successfully launched Philip Morris Selection in the growing international low-price cigarette segment at the beginning of 2012. It achieved a 0.5% share for the full-year and 0.8% in the fourth quarter. Finally, Chesterfield, in addition to holding its own in the cigarette category, obtained a 23.5% share of the fine cut category.

(SLIDE 22.)

While revenue growth remains the key to success in our business, we continue to be very focused on cost controls and productivity gains. Our adjusted OCI margin increased in 2012 from 44.1% to 45.2%, excluding currency. This improvement reflects not only higher pricing, but also limited cost increases, our success in surpassing our $300 million one-year productivity target and our continued efforts to optimize our manufacturing footprint.

(SLIDE 23.)

This year we are targeting a further $300 million in productivity savings to help offset expected moderate increases in leaf and direct materials, as well as higher clove costs.

(SLIDE 24.)

While our business continued to generate growing amounts of cash from higher earnings, our free cash flow of $8.4 billion in 2012 was down $1.1 billion, or 11.6%, excluding currency. The decline was attributable to higher working capital requirements of $1.7 billion, as well as a $220 million increase in capital expenditures.

The working capital increase was primarily driven by Indonesia where our business growth led to higher tobacco leaf and finished goods inventories and where we took advantage of a larger but admittedly significantly more expensive clove crop to build stocks for future business growth. In addition, we needed to replenish our global tobacco leaf stocks following our unexpectedly large cigarette sales in Japan in 2011. The increase in capital expenditures is attributable in particular to production capacity increases in the Asia and EEMA Regions.

We anticipate a strong increase in our currency-neutral free cash flow in 2013, though we do plan further increases in capital expenditures, related notably to additional capacity in Indonesia and to the establishment of Next Generation Products manufacturing capacity. In addition, as has been the case historically, forestalling-related inventory requirements can fluctuate significantly and are difficult to forecast accurately. In 2013, we project that our cash flow growth will exceed that of our earnings.

(SLIDE 25.)

As you can see on this chart, since the 2008 spin, we have transformed a higher proportion of our growing net revenues into free cash flow than our consumer product and tobacco industry peers.

(SLIDE 26.)

In September last year, we increased our dividend by a further 10.4%, bringing the cumulative increase since 2008 to 84.8%.

(SLIDE 27.)

We initiated a new three-year $18 billion share repurchase program in August 2012. Last year in total, we spent $6.5 billion to repurchase 74.9 million shares.

We remain committed to a balanced program of returning cash to our shareholders through dividends and share repurchases, and we target share repurchases of $6 billion in 2013.

(SLIDE 28.)

In conclusion, we expect to deliver strong results again in 2013. Our diluted EPS guidance is $5.68 to $5.78. This corresponds to a 10% to 12% growth rate, excluding currency, compared to our 2012 adjusted diluted EPS of $5.22. This is fully in line with our mid to long-term currency-neutral annual EPS growth target, which we have achieved or surpassed every year of our existence as an independent public company.

The excise tax and regulatory environments are, we believe, manageable. The pricing environment remains favorable, and we have already achieved 75% of the pricing that is baked into our 2013 EPS guidance.

We forecast organic volume growth this year, excluding the Philippines. We have strong growth momentum: Marlboro gained share in all four Regions, Parliament achieved double-digit volume growth and our business in the Asia and EEMA Regions is in great shape. The EU Region remains fragile but we certainly do not anticipate a deterioration versus the overall consumption trends we observed in 2012.

We forecast strong free cash flow growth, excluding currency, this year and we remain committed to generously rewarding our shareholders through attractive dividends and substantial share repurchase programs. Since March 2008, we have returned a total of nearly $50 billion to our shareholders and repurchased 23.2% of the shares outstanding at the time of the spin.

(SLIDE 29.)

Thank you. Jacek and I will now be happy to answer your questions.

(SLIDE 30.)

NICK ROLLI

Well, thank you for joining us. That concludes our call today. If you have any follow-up questions, please contact the investor relations team, who are currently in New York. Our next presentation will be at the CAGNY Conference in Boca Raton on Wednesday February 20th.

Thank you again and have a nice day.